UP TO 25,000,000 UNITS OF LIMITED PARTNERSHIP INTERESTS

OF

SQN ASSET INCOME FUND V, L.P.

(a Delaware limited partnership)

SELLING AGREEMENT

Date:

Ladies and Gentlemen:

Reference is made to the enclosed prospectus, as supplemented or amended from time to time (the “Prospectus”), relating to the offering by SQN ASSET INCOME FUND V, L.P., a Delaware limited partnership (the “Partnership”), of up to 25,000,000 units of limited partnership interests (the “Units”) at a public offering price of $10.00 per Unit (the “Offering”). The Units and the terms upon which the Units are offered are more fully described in the Prospectus dated [________], 2016, the date on which the Securities and Exchange Commission (“SEC”) declared the Offering’s registration statement to be effective, which may be amended and supplemented from time to time.

We, SQN Securities, LLC (the “Selling Agent”), entered into an exclusive selling agreement (the “Selling Agent Agreement”) with the Partnership pursuant to which we were granted the authority to offer and sell the Units on a “best efforts” basis. Pursuant to the terms of the Selling Agent Agreement, we are authorized to enlist other members of Financial Industry Regulatory Authority, Inc. (“FINRA”) and registered investment advisers (“RIAs”) that are approved by the Partnership to assist with the offer and sale of the Units.

We have selected your firm and invite you to become a non-exclusive selling firm (a “Selling Firm”) of the Units. By execution of this Agreement, you agree to act as a Selling Firm in accordance with the terms of this Agreement and we authorize your firm to act as Selling Firm.

Your firm represents and warrants to us and the Partnership that your firm is, and will remain at all times during which this Agreement is effective, (i) a member in good standing of FINRA, and (ii) duly qualified under the securities and other applicable laws of each jurisdiction disclosed on Exhibit A to this Agreement. Your firm further agrees to immediately notify us of all changes to Exhibit A. If at any time your firm’s FINRA membership is terminated, this agreement shall automatically terminate simultaneously.

Selling Firm represents, warrants and covenants that it will solicit, offer and sell Units subject to the conditions and limitations set forth in this Agreement, and only in the manner set forth in the Prospectus and in accordance with applicable law.

1. Blue Sky. Units shall be offered and sold, directly and through your registered representatives, only to the residents of the States so designated by us. Selling Firm agrees that neither the firm, nor any person associated with your firm, will furnish copies of the Prospectus to any person in any State not designated by us or in which your firm or associated person is not currently registered or qualified under such state’s de minimus exemption if applicable. This provision is not to be construed to relieve you from complying with prospectus delivery requirements under securities laws.

2. Best Efforts. Units shall be offered to the public, on a “best efforts” basis, in an aggregate amount not exceeding the total maximum offering of 25,000,000 Units.

3. Subscription Forms. Selling Firm shall have all prospective investors complete a subscription agreement in the form of Appendix C to the Prospectus (the “Subscription Agreement”). Subscription Forms submitted by a Selling Firm are subject to acceptance by the Partnership and may be rejected in the sole discretion of SQN AIF V GP, LLC, in its capacity as general partner of the Partnership (the “General Partner”). Without limitation to the foregoing, the Selling Agent reserves the right to reject any subscription or portion thereof for which the Selling Firm is unable to deliver a fully completed Subscription Agreement.

4. Suitability and Investor Identification. Selling Firm shall determine whether an investment in the Partnership is suitable and appropriate for all potential investors and retain all information that formed the basis for such determination. By submitting a Subscription Agreement, Selling Firm attests and affirms that the prospective investor satisfies all suitability requirements set forth in the Prospectus and under current applicable self-regulatory organization rules. In accordance with the PATRIOT Act, Selling Firm will obtain documentation sufficient to verify the true identity of each prospective investor, including beneficial owners, and cross reference such identities with published government watch lists.

5. Subscription Amount. Prior to the date upon which the Partnership has received and accepted subscriptions for at least 120,000 Units (excluding subscriptions, if any, from the General Partner or its affiliates and from residents of Pennsylvania), Selling Firm shall remit the subscription amount for all subscriptions to the Signature Bank, as escrow agent for the Partnership (the “Escrow Agent”) in accordance with the following (i) and (ii) and shall also deliver to the Escrow Agent a copy of the Subscription Agreement: (i) each subscription payment shall be forwarded by the Selling Firm to the Escrow Agent no later than noon of the next day after receipt from the Selling Firm’s customer by any member or associate of the Selling Firm of such payment, unless (ii) the applicable Subscription Agreement and subscription payment are first forwarded to another of the Selling Firm’s offices for internal supervisory review (which shall take place by noon of the next business day following initial receipt by the Selling Firm from the customer), in which event such other office shall complete its review and forward such subscription payment to the Escrow Agent no later than noon of the next business day after its receipt thereof.

6. Commissions.

The Partnership, by its acceptance of this Agreement, agrees to pay you sales commissions in an amount of up to 5.0% of the total purchase price of all Units sold through your efforts in the Primary Offering (the “Sales Commissions”), except for sales of Units to officers, employees and securities representatives of the Selling Agent, the General Partner, their affiliates and each Selling Firm (“Affiliates”).

The Partnership will not pay Sales Commissions on sales made by RIAs. Purchases of Units by Affiliates and RIAs shall be for their own accounts, for investment purposes only and not with a view toward resale or other distribution and, with respect to Affiliates, shall be limited to a maximum of 10% of the total Units sold in the Offering.

The Partnership is offering volume discounts to investors who purchase more than $250,000 in Units through the same Selling Firm in this Offering. If an investor (other than an Affiliate) purchases more than $250,000 in Units through the same Selling Firm, the amount of Sales Commissions that the Partnership will pay on the sale of Units to that investor will be reduced as follows: the Partnership will pay Sales Commissions of (i) 4% of the gross proceeds greater than $250,000, up to gross proceeds of $500,000, (ii) 3% of the gross proceeds greater than $500,000, up to gross proceeds of $1,000,000 and (iii) 2% of gross proceeds greater than $1,000,000.

If the Partnership pays less than 5% in Sales Commissions on the sale of Units by a Selling Firm, or does not pay any Sales Commissions, the amount that would have otherwise been paid as Sales Commissions on the sale of those Units (excluding Units sold to Affiliates) will be credited to the investor in the form of additional Units by reducing the purchase price per Unit payable by the applicable investor.

All such compensation will be paid by the Partnership within 30 days after each closing date in respect of subscriptions submitted by investors who were admitted to the Partnership on such closing date. No compensation will be paid with respect to subscriptions (or portions thereof) that have been rejected by the General Partner, or in the event the minimum offering for 1,200 Units (excluding Units sold to Affiliates or residents of Pennsylvania) is not successfully completed. No compensation will be paid with respect to subscriptions (or portions thereof) from residents of Pennsylvania until that have been rejected by the General Partner, or in the event the sale of 1,000,000 Units is not successfully completed.

Sales Commissions with respect to Units actually sold by you or your registered representatives will be due and payable to you within 30 days of each closing date on which the investors for such Units are admitted as Limited Partners.

7. Due Diligence. Selling Firm acknowledges and reaffirms each time a Subscription Agreement is submitted for the Partnership’s approval, that prior to entering into this Agreement, Selling Firm conducted its own independent due diligence of the Partnership and concluded that there are reasonable grounds to believe, based on information made available to the firm by the Partnership’s sponsor through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating the Partnership. If Selling Firm did not perform its own independent due diligence, Selling Firm covenants that it may rely on the results of due diligence conducted by another FINRA member in accordance with FINRA rules.

8. Compliance. Selling Firm shall comply with all applicable laws, rules and regulations, including without limitation, all applicable Federal and State securities laws, anti-money laundering statutes, the Patriot Act, FINRA rules and OFAC regulations. Selling Firm attests and affirms that it (a) has implemented an anti-money laundering program which is effective in light of the nature of its business and (b) that the program is appropriately monitored on a continuous basis, and that enhancements are made in any areas which are found to be lacking to ensure that no investors engage in money laundering activities. Selling Firm agrees to execute and deliver to Selling Agent an attestation form, at least annually, whereby Selling Firm shall attest that it is in full compliance with all applicable laws, rules and regulations. Selling Firm represents and warrants that it has implemented an anti-money laundering program to identify the sources of funds used to purchase the Units and Selling Firm agrees to furnish an annual certification, in the form attached as Exhibit B, to the Partnership with respect to Selling Firm’s anti-money laundering program together with any supporting documentation reasonably requested by the Partnership.

9. Privacy. Selling Firm represents, warrants and covenants that the firm and all associated persons will abide by and comply with all privacy standards and requirements of all applicable Federal and State laws, your own internal privacy policies and procedures. Selling Firm shall not use or disclose nonpublic personal information of all investors and potential investors who have opted-out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law.

10. Non-Affiliate. Selling Firm is not a broker, agent or employee of the Partnership or of Selling Agent. Nor is Selling Firm authorized in any manner to act for the Partnership or Selling Agent or to make any representations on behalf of Selling Agent. By selling Units under this Agreement, Selling Firm shall be entitled to rely only upon matters stated in the Prospectus and upon such written representations, if any, as may be made by Selling Agent to Selling Firm.

11. Prospectus and Sales Materials. Selling Agent will furnish to Selling Firm, without charge, reasonable quantities of the Prospectus and sales material issued from time to time by the Selling Agent. Selling Firm shall not alter such materials in any way or use any other materials to market the Units. Prior to the time of offering or sale, Selling Firm shall deliver to each potential investor a copy of the Prospectus, together with all supplements and amendments.

12. Record-Keeping and Disclosure. Selling Firm agrees to keep and make available to the Selling Agent and the Partnership such records with respect to each investor, regarding his or her suitability and the amount of Units sold, and to retain such records for the period prescribed by the SEC, any State securities commission, FINRA or by the Partnership.

13. Termination. Either party to this Agreement may cancel this Agreement by providing the other party with 10 days advance written notice. Such cancellation notice shall be deemed to have been delivered on the date that it was either delivered in person, by registered U.S. mail, or via overnight courier service to the other party at his or its address as shown herein. However, any rights to indemnification or contribution hereunder, and all representations, covenants and agreements contained in this Agreement which, by their terms, expire or will need to be performed after the termination date of this Agreement shall survive such termination, including, but not limited to, the suitability record retention and disclosure covenants.

14. Liability. Neither party to this Agreement shall be liable to the other party for any loss incurred as a result of activities hereunder except for (i) acts that constitute bad faith, willful misconduct or gross negligence and (ii) obligations expressly assumed under this Agreement.

15. Indemnification. Selling Firm agrees to indemnify, defend and hold harmless Selling Agent and the Partnership and their predecessors, successors, and affiliates, each current or former partner, member, officer, director, employee, shareholder or agent and each person who controls or is controlled by Selling Agent from any and all losses, claims, liabilities, costs, and expenses, including attorneys’ fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation or any alleged tort or breach of contract, related to the offer or sale by Selling Firm of Units pursuant to this Agreement; or (ii) the breach by Selling Firm of any of its representations and warranties specified herein or Selling Firm’s failure to comply with the terms and conditions of this Agreement.

Selling Agent agrees to indemnify, defend and hold harmless Selling Firm and its predecessors, successors, and affiliates, each current or former partner, member, officer, director, employee, shareholder or agent, and each person who controls or is controlled by Selling Firm, from any and all losses, claims, liabilities, costs, and expenses, including attorneys’ fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) any alleged violation of any statute or regulation or any alleged tort or breach of contract, related to the offer or sale by Selling Agent of Units pursuant to this Agreement; or (ii) the breach by Selling Agent of any of its representations and warranties specified herein or Selling Agent’s failure to comply with the terms and conditions of this Agreement.

16. Successors. This Agreement shall inure to the benefit of, and shall be binding upon, the Selling Agent, the Partnership, the Selling Firm and their respective successors, legal representatives and assigns, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of, or by virtue of, this Agreement or any its provisions. This Agreement and all of its conditions and provisions are intended to be and the same are for the sole and exclusive benefit of such persons and for the benefit of no other person.

17. Governing Law. This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of New York without reference to its choice of law provisions.

Sincerely,

SELLING AGENT
SQN Securities, LLC

By:		Address:
Name:	Michael Ponticello	100 Arboretum Drive, Suite 105
Title:	President	Newington, New Hampshire 03801

ACCEPTED and AGREED to by:

SELLING FIRM

By:	Address:
Name:
Title:

Acceptance by the Partnership

SQN ASSET INCOME FUND V, L.P. hereby accepts the above Agreement as of the date first above written

PARTNERSHIP

SQN ASSET INCOME FUND V, L.P.

   By: SQN AIF V GP, LLC, its General Partner

By:
Name:
Title:

Address:	100 Arboretum Drive, Suite 105
Newington, New Hampshire 03801

GENERAL PARTNER

SQN AIF V GP, LLC

By:
Name:
Title:

Address:	100 Arboretum Drive, Suite 105
Newington, New Hampshire 03801

EXHIBIT A

Registered Jurisdictions

[ ]	All States
[ ]	Alabama
[ ]	Alaska
[ ]	Arizona
[ ]	Arkansas
[ ]	California
[ ]	Colorado
[ ]	Connecticut
[ ]	Delaware
[ ]	Florida
[ ]	Georgia
[ ]	Hawaii
[ ]	Idaho
[ ]	Illinois
[ ]	Indiana
[ ]	Iowa
[ ]	Kansas
[ ]	Kentucky
[ ]	Louisiana
[ ]	Maine
[ ]	Maryland
[ ]	Massachusetts
[ ]	Michigan
[ ]	Minnesota
[ ]	Mississippi
[ ]	Missouri
[ ]	Montana
[ ]	Nebraska
[ ]	Nevada
[ ]	New Hampshire
[ ]	New Jersey
[ ]	New Mexico
[ ]	New York
[ ]	North Carolina
[ ]	North Dakota
[ ]	Ohio
[ ]	Oklahoma
[ ]	Oregon
[ ]	Pennsylvania
[ ]	Rhode Island
[ ]	South Carolina
[ ]	South Dakota
[ ]	Tennessee
[ ]	Texas
[ ]	Utah
[ ]	Vermont
[ ]	Virginia
[ ]	Washington
[ ]	West Virginia
[ ]	Wisconsin
[ ]	Wyoming

Initials: __________

Date: __________

EXHIBIT B

Form of Annual AML Certification

SELLING FIRM:

ANNUAL CERTIFICATION

For Bank Secrecy Act/Anti-Money Laundering and Office of Foreign Asset Control

In compliance with the requirements of the Bank Secrecy Act, USA PATRIOT Act of 2001 and applicable state law regarding anti-money laundering (collectively, the “AML Acts”), Selling Firm attests and affirms that it has adopted an Anti-Money Laundering policy and maintains an Anti-Money Laundering Program designed to verify: (i) the identity of its clients; (ii) the beneficial owners of its client’s investments; and (ii) the sources of funds used to by its clients for investment in securities.

The undersigned hereby certifies that the Selling Firm’s Anti-Money Laundering Program is regularly reviewed and is compliant with the requirements of the AML Acts.

The most recent AML review was:

Completed on _________________________________; and

Performed by:	Name:

Title:

Company:

By signing below, the undersigned hereby certifies that, to the best of their knowledge, the above statements are true, accurate and complete.

Date: ____________________________

By:

Name:

Title:	Chief Compliance Officer